CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Hospitality Worldwide Services, Inc.
New York, New York

We hereby consent to the incorporation by reference in the Prospectuses constituting a part of the Registration Statements on Forms S-8, Nos. 333-22671 and 333.21689 and Forms S-3, Nos. 333-39511 and 333-05101 of our report dated March 21, 1997, relating to the consolidated financial statements of Hospitality Worldwide Services, Inc. and subsidiary for the years ended December 31, 1996 and 1995, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

We also consent to the reference to us under the caption "Experts" in the Prospectuses.



/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP


New York, New York
March 30, 1998